Exhibit 99.1

NEWS

For Immediate Release

September 3, 2015

Neos Therapeutics Announces Second Quarter 2015
Financial Results

- Company appoints Beth Hecht to Board of Directors -

- Conference call scheduled for 8:30am ET today -

Dallas/Fort Worth, TX (September 3, 2015) — Neos Therapeutics, Inc. (NASDAQ: NEOS), a pharmaceutical company with a late-stage pipeline of innovative extended-release (XR) product candidates for the treatment of attention deficit hyperactivity disorder (ADHD), today announced financial results for the second quarter ended June 30, 2015. The Company also announced the appointment of Beth Hecht to its Board of Directors.

Recent Highlights

•                  Completed an IPO of 5,520,000 shares of its common stock, including the exercise in full by the underwriters of their overallotment option, with gross proceeds of $82.8 million on July 28, 2015. Shares are listed on the NASDAQ Global Market under the ticker NEOS.

•                  Received FDA acknowledgement of the resubmission of the new drug application (NDA) for NT-0202, the Company’s Amphetamine XR orally disintegrating tablet (ODT), with a Prescription Drug User Fee Act (PDUFA) goal date of January 27, 2016. This is the Company’s second upcoming PDUFA goal date as the PDUFA goal date for its Methylphenidate extended-release orally disintegrating tablet (now provisionally called Cotempla XR-ODT™) is November 9, 2015.

•                  Appointed Tom McDonnell as Chief Commercial Officer (announced prior to IPO). Mr. McDonnell joined Neos after 10 years at Shire in various roles, most recently as Vice President of US Marketing in the Neuroscience Business Unit.

•                  Appointed three new Board members: Beth Hecht (announced today) as well as Paul Edick and John Schmid (announced prior to IPO).

“This has been a productive period for Neos Therapeutics, highlighted by the completion of our IPO in July and listing of our shares on the NASDAQ Global Market,” said Vipin K. Garg, Ph.D., President and CEO of Neos. “The proceeds from our IPO provide us with the resources to advance our three late-stage product candidates for the treatment of ADHD. If approved, our two XR-ODT products would be the first extended-release orally disintegrating tablets for once-daily treatment of ADHD, representing a new patient-friendly therapeutic option for patients of all ages.”

“In addition to the positive business momentum we’ve achieved this quarter, we are also continuing to add to our senior leadership team and are pleased to welcome Beth Hecht to our Board of Directors. Beth brings with her extensive life sciences experience, and we are confident that she will be a valuable asset to the company going forward.”

Appointment of Beth Hecht to Board of Directors

Beth Hecht serves as Managing Director and Chief Legal and Administrative Officer of Auven Therapeutics, a global private equity firm with offices in the U.S., Bermuda, St. Thomas USVI and Switzerland that acquires and develops pharmaceutical products that address unmet medical needs. She has over twenty years of senior management experience in the pharmaceutical and biotechnology industries, building and leading legal, compliance and security teams at companies including Durata Therapeutics Inc., MedPointe Inc., Warner Chilcott PLC, ChiRex, Ltd. and Alpharma Inc. Ms. Hecht started her career as an attorney specializing in corporate transactions and intellectual property at Willkie Farr & Gallagher and then Kirkland & Ellis. Ms. Hecht received a J.D. from Harvard Law School and a B.A. from Amherst College.

Select Financial Results for the Quarter Ended June 30, 2015

Total revenues were $1.5 million for the three months ended June 30, 2015, an increase of $1.4 million compared to the three months ended June 30, 2014. All $1.5 million of product revenue in the three months ended June 30, 2015 was generated from net sales of the company’s generic Tussionex. Commercialization and profit rights for this product were acquired in August 2014.

Cost of goods sold was $1.7 million for the three months ended June 30, 2015, an increase of $1.0 million compared to the three months ended June 30, 2014. This increase was primarily due to a $600,000 increase in raw material costs due to the increased sales of Tussionex, $200,000 of amortization of the intangibles resulting from the acquisition of the rights to commercialize and derive future profits from Tussionex ANDA and a $200,000 increase in other costs related to Tussionex.

Research and development expenses were $2.1 million for the three months ended June 30, 2015, a decrease of $1.1 million compared to the three months ended June 30, 2014. The decrease was primarily due to a $1.1 million reduction in clinical expense, primarily the result of the completion of the Company’s classroom efficacy study of NT-0102 and the completion of clinical trials for NT-0201 and NT-0202 in 2014.

Selling, general & administrative expenses were $2.3 million for the three months ended June 30, 2015, an increase of $0.9 million from the $1.4 million for the three months ended June 30, 2014. The increase was primarily due to pre-commercialization activities for the NT-0102 and NT-202 product candidates and increased salary expenses associated with the building out of the commercial team.

The Company reported a net loss of $5.8 million in the three months ended June 30, 2015 compared with $5.6 million for the same period in 2014.

At June 30, 2015, the company’s cash, cash equivalents and investments amounted to $25.6 million. This amount does not include the net proceeds from the Company’s initial public offering, which closed on July 28, 2015. The net proceeds from this offering, after deducting underwriting discounts and commissions and other offering expenses payable by us, were approximately $75.0 million.

Conference Call Details

Neos Therapeutics will host a conference call at 8:30 a.m. ET today to discuss the Company’s 2015 second quarter financial results. To access the call, dial 866-842-7969 (U.S.) or 704-908-0466 (outside of the U.S.). The Conference ID is 19474416. A live webcast will be available on the Investor Relations page of the company’s website at http://investors.neostx.com/. Please log in approximately 5-10 minutes prior to the scheduled start time.

The archived webcast will be available on the company’s Investor Relations page under Presentations.

About Neos Therapeutics

Neos Therapeutics, Inc. is a pharmaceutical company focused on developing, manufacturing and commercializing products utilizing its proprietary modified-release drug delivery technology platform. The Company is initially focusing on ADHD and has developed three branded product candidates that are XR medications in patient-friendly orally disintegrating tables (“ODT”) or liquid suspension dosage forms. In addition, Neos manufactures and markets its generic equivalent of the branded product Tussionex®(1), an XR liquid suspension of hydrocodone and chlorpheniramine indicated for the relief of cough and upper respiratory symptoms of a cold.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the PDUFA dates for Cotempla XR- ODT™ and NT-0202 and capabilities of our two XR-ODT products. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, prospects or intentions. These forward-looking statements reflect our current views about our expectations, strategy, plans, prospects or intentions, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, the receipt of regulatory approval for our product candidates, our ability to market and sell our product candidates, and other risks set forth under the caption “Risk Factors” in our final prospectus filed on July 24, 2015 pursuant to Rule 424(b) of the Securities Act of 1933, as amended, as updated by our subsequently filed Quarterly Reports on Form 10-Q and our other SEC filings. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

###

(1) Tussionex® is a registered trademark of the UCB Group of Companies

Financial Tables Follow

Neos Therapeutics, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
In thousands, except per share data	2015	2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$25,631	$13,343
Short term investments	—	3,000
Accounts receivable, net of allowances of $2,579 and $204, respectively	2,096	367
Inventories	1,703	2,031
Other current assets	235	264
Total current assets	29,665	19,005
Property and equipment, net	5,334	5,831
Intangible Assets, net	17,420	18,167
Other Assets	3,471	2,227
Total assets	$55,890	$45,230
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$1,333	$1,257
Accrued expenses	2,430	2,715
Current portion of long-term debt	3,257	1,653
Total current liabilities	7,020	5,625
Long-Term Liabilities:
Long-term debt, net of current portion	31,198	23,121
Earnout liability	356	756
Deferred gain on leaseback	967	1,383
Deferred rent	1,172	1,189
Warrant liabilities	3,934	1,789
Total long-term liabilities	37,627	28,238
Redeemable Preferred Stock, $0.001 par value
Series A — 1,170,000 authorized; issued and outstanding; liquidation preference of $5,850 as of June 30, 2015 and at December 31, 2014	1,068	1,068
Series B — 4,000,000 authorized; 3,113,099 issued and outstanding; liquidation preference of $15,565 as of June 30, 2015 and at December 31, 2014	14,730	14,559
Series B-1 — 8,830,000 authorized; 5,461,802 issued and outstanding; liquidation preference of $62,731 as of June 30, 2015 and at December 31, 2014	33,803	32,391
Series C — 13,500,000 authorized; 11,528,483 issued and outstanding as of June 30, 2015 and 8,753,547 issued and outstanding at December 31, 2014; liquidation preference of $57,642 as of June 30, 2015 and $43,768 at December 31, 2014	54,648	42,131
	104,249	90,149
Stockholders’ Deficit:
Common stock, $0.001 par value, 35,000,000 authorized; 887,414 issued and outstanding as of June 30, 2015 and 938,859 and 882,954 issued and outstanding at December 31, 2014, respectively	1	1
Additional paid-in capital	5,069	4,831
Accumulated deficit	(98,076)	(83,614)
Total stockholders’ deficit	(93,006)	(78,782)
Total liabilities, redeemable preferred stock and stockholders’ deficit	$55,890	$45,230

Neos Therapeutics, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended June 30,		Six Months Ended June 30,
In thousands, except share and per share amounts	2015	2014	2015	2014
Revenues:
Product	$1,484	$—	$1,912	$—
Manufacturing	—	0	—	113
Development	—	25	—	93
Profit Sharing	—	30	—	141
	1,484	55	1,912	347
Cost of Goods Sold	1,659	638	2,754	1,443
Gross loss	(175)	(583)	(842)	(1,096)
Research and Development	2,102	3,183	6,422	5,468
Selling and Marketing Expenses	602	8	928	11
General and Administrative Expenses	1,659	1,404	2,996	2,951
Loss from operations	(4,538)	(5,178)	(11,188)	(9,526)
Interest Expense, net	(884)	(618)	(1,641)	(1,637)
Other Income, net	208	208	415	410
Change in fair value of earnout and warrant liabilities	(539)	—	105	—
Net loss	$(5,753)	$(5,588)	$(12,309)	$(10,753)

Net loss	(5,753)	(5,588)	(12,309)	(10,753)
Preferred Stock Accretion to Redemption Value	(586)	(265)	(1,070)	(582)
Preferred Stock Dividends	(544)	(544)	(1,083)	(1,083)
Net loss attributable to common stock	$(6,883)	$(6,397)	$(14,462)	$(12,418)
Weighted average common shares outstanding used to compute net loss per share, basic and diluted	887,397	873,060	886,323	872,176
Net loss per share attributable to common stock, basic and diluted	$(7.76)	$(7.33)	$(16.32)	$(14.24)

CONTACTS:

Richard I. Eisenstadt, Chief Financial Officer

Neos Therapeutics

(972) 408-1389

reisenstadt@neostx.com

David Carey, Investor Relations

Lazar Partners

(212) 867-1768

dcarey@lazarpartners.com